Exhibit 10.1

Remy International, Inc. 2902 Enterprise Drive • Anderson, Indiana 46013 USA	765-778-6499
Fax 765-778-6404

August 24, 2005

Jeffrey Potrzebowski

11553 Summit Circle

Zionsville, Indiana 46077

Dear Jeff:

On behalf of Remy International it is my pleasure to extend this offer of employment. We believe you will be a valuable asset and are pleased to offer you the position of Senior Vice President of Finance and Chief Financial Officer reporting to me. We look forward to welcoming you on your first day, which is to be determined based upon mutual agreement.

Our offer includes the following:

•	SALARY: Annualized salary of $275,000 that will be paid on a semi-monthly basis.

•	EQUITY SHARES: You will be eligible to invest in Remy’s equity program in the amount of 12,000 shares.

•	BENEFITS: You are eligible to be covered by our excellent benefit programs including personal umbrella liability insurance, executive life, executive disability, health, dental, prescription drug, vision, 401K, pension plan, paid holidays, and vacation days. Information regarding your benefits will be discussed during your benefit orientation. The Benefits Department will contact you after your start date to schedule a time to meet with you regarding your benefit eligibility and enrollment.

•	SERP: After six months of service, you are eligible to participate in our Supplemental Executive Retirement Plan.

•	BONUS PROGRAM: You are eligible to participate in our Executive Bonus Program with a target bonus of 60% of base annual salary.

•	VACATION: You will be eligible to take 1-week vacation, 3 paid holidays and 4 floating holidays for the remainder of the 2005-year. You will be eligible to take 3 weeks vacation, 8 paid holidays and 4 floating holidays for the 2006-year.

•	SEVERANCE:

-You will receive three (3) months severance if your employment is terminated for any reason other than cause as defined in the Severance and Change of Control Agreement within six (6) months of employment.

-You will receive 1-year severance if your employment is terminated for any reason other than cause as defined in the Severance and Change of Control Agreement after six (6) months of employment.

•	CHANGE OF CONTROL: At the end of 6 months of service, you will be covered by the change of control provisions as defined in our 10K

Jeffrey Potrzebowski

Please note that our offer is contingent upon the following:

1.	Successful completion and passing of a drug screen. The drug screen should be completed prior to your first day. The enclosed yellow sheet details the process and how to find a location. Please contact Kelly Witter 765-778-5948 with any questions.

2.	Successful verification of your U.S. citizenship and/or approved employment eligibility in the United States (See I-9 form). Your I9 documentation will be verified on your first day.

3.	Successful completion of a reference, background, and criminal check.

We would like to welcome you to Remy International. We look forward to you joining our team and sincerely hope that you will accept this offer of employment. Please indicate your acceptance to our offer by signing below and returning the offer within 5 business days. You will need to come to the Support Services Building at 8:15 AM on your first day to complete your HR paperwork, which is attached to the enclosed pink checklist. If you have any questions, do not hesitate to contact us.

Sincerely,	Acceptance:

/S/ Rajesh K. Shah	/S/ Jeffrey Potrzebowski
Rajesh K. Shah EVP & COO	Date: August 29, 2005
Remy International

Enclosures

cc: Tom Snyder

      Rod English